Exhibit 10.2

August 12, 2022

Ms. Lisa Esparza

Dear Lisa:

It is my pleasure to extend an offer of employment for you to join the AutoNation senior management team. Subject to the approval by AutoNation’s Board of Directors (the “Board”), the terms of your employment offer are as follows:

•Position Title:	EVP and Chief Human Resources Officer
•Reporting To:	Mike Manley, CEO
•Commencement Date:	September 1, 2022
•Base Rate of Pay:	$ 600,000
•Target Bonus (75%):	$ 450,000
•Total Target Cash Compensation:	$1,050,000

•Annual Equity (at target):	$ 950,000
•Total Direct Compensation (at target):	$2,000,000

•Bonus Eligibility: You will be eligible for the 2022 bonus plan applicable to Company executives and payable in 2023. This plan will target 75% of your annual base rate of pay and is based on overall company performance. Future years’ bonus eligibility, percentage, and metrics will be at the level commensurate with your position in effect at that time as determined by the Compensation Committee of the Board (the “Committee”). Your 2022 bonus will be prorated for your hire date.

•Equity Plan:  You will be eligible for a 2023 grant of restricted stock units with a grant date closing value of $950,000 at target. Equity awards are subject to the terms and conditions of the equity plan and corresponding grant agreements.  While terms and conditions of the plan are subject to approval of the Committee, the 2023 grant for you will consist of:

•RSUs: One-third of the equity award will be in the form of restricted stock units, that will vest over a three-year period, one third per year during your term of employment.

•PBRSUs: Two-thirds of the equity award will be in the form of performance based restricted stock units that are subject to three-year performance conditions as established by the Committee.

•Sign-on Cash Payment: You will receive a one-time cash payment by the Company in the amount of $300,000 less applicable taxes and withholdings, payable in two equal installments of $150,000 each. The first installment will be paid as soon as administratively feasible following your first day of employment and the second installment as soon as administratively feasible following the first anniversary of such date, in each case in accordance with the Company’s normal payroll schedule. If you resign from the Company before the second anniversary of your first day of employment, you will be required to pay back the amount received by the Company, less applicable taxes and withholdings, prorated based on the number of months employed (e.g., if you resign after having been employed for 18 months, you would owe $75,000, less applicable taxes and withholdings).

•Vehicle Allowance: As provided for within the Executive Vehicle Allowance Program policy, you will be eligible for an annual vehicle allowance, of $15,600 or a demonstrator vehicle. You can choose to receive your

Ms. Lisa Esparza
August 12, 2022

vehicle allowance as an annual lump sum or paid semi-monthly. Your vehicle allowance will be prorated based on your hire date.

•Relocation: It is preferred that you relocate within 50 miles of the Company’s headquarters in Fort Lauderdale, Florida (your principal place of work), so that you can commute to and from work. If you do not so relocate, you will be required to be at the Company’s headquarters, business locations or business travel at least 70% of workdays and will be responsible for the cost of commuting to and from Fort Lauderdale, as well as living expenses while in Fort Lauderdale (other than during your first two months of employment). Should you decide to relocate, the Company will provide you with relocation assistance in moving you and your personal property to South Florida, which may be utilized one-time within the first three years of your employment, subject to your signing the Company’s Relocation Policy Acknowledgment Form. Attached for your review is a copy of the Executive Relocation Benefits. Your contact for relocation will be          can be reached at (954) 769-xxxx.

•401(k) Plan: You will be eligible to participate in the AutoNation 401(k) Plan. An enrollment kit will be mailed to your home approximately 30 days following date of hire. However, any time after receiving your first paycheck you may enroll in the plan.

•Deferred Compensation Plan: You will be eligible to participate in the Deferred Compensation Plan (“DCP”) in 2023.  The DCP is a complement to our 401(k) plan, is limited to a select group of management associates and allows you to defer a larger percentage of your income toward your retirement savings than within the 401(k) plan.  The DCP also offers the flexibility of in-service distributions for college tuition or other major expenses.  In addition, AutoNation offers a matching contribution, the amount is determined annually and is subject to a vesting schedule. Once eligible for the DCP Plan and match, you will no longer be eligible for the 401(k) plan match.

•Fitness Center Membership: You will be invited to use the AutoNation Body Shop exercise facility located in the AutoNation Headquarters building. You will have free access to the fitness center which includes free weights, cardio and weight equipment as well as private changing rooms.

•Vacation Benefit: Associates accrue vacation time on a per pay period basis at a rate commensurate with their length of service with the Company. You will initially be eligible for 17 days of vacation per year (in addition to sick days and holidays). Future years vacation eligibility will be determined by the Company’s policy in effect at that time.

•Benefit Eligibility: Prior to becoming eligible for benefits, you will receive notification that you can enroll online at www.KnowYourBenefits.org. On the website you will find your benefit options, cost, plan comparison information and your enrollment deadline. You will also receive information on how to earn healthy credits to substantially reduce your (and your spouse’s) medical, life, and critical illness insurance premiums. The elections you make will be effective the first day of the month following one month of regular, Full-Time employment. However, if you are hired on the first day of a month, your coverage will be effective on the first day of the following month (to the extent you have COBRA costs for the month of September, the Company will reimburse you such costs). If you are planning to enroll dependents in AutoNation’s health, dental or vision insurance plans you will be required to submit proof of dependency for those dependents by the end of the month in which your benefits become effective. Proof of dependency includes marriage and/or birth certificates. Failure to provide dependent certification by the deadline will result in those dependents not being eligible for health, dental or vision insurance benefits until the next annual enrollment period, or as a result of a qualifying life event during the year.

•Executive Physical: You will be eligible for an annual executive physical as provided for within the AutoNation Executive Health Management Plan.

•Drug Screening: This offer is contingent upon the successful completion of the Company’s drug screening process.

•Background Verification: This offer is contingent upon the successful completion of the Company’s background verification process. Once you accept this offer, you will be invited to complete the background consent form online.

Ms. Lisa Esparza
August 12, 2022

•Confidentiality, No-Solicit/No-Hire & Non-Compete Agreement and Arbitration Agreement: This offer is contingent upon your electronic signature to be obtained on the first day of employment.

•At-Will Employment: This letter is not a guarantee of continued employment nor does it in any way abridge the employment-at-will relationship that exists between the Company and its employees, nor does it create a contractual relationship. Management retains the right to terminate employment of any associate with or without notice and with or without reason. Similarly, the associate also has the right to terminate employment with or without notice and with or without reason.

•Severance: You will be covered by the Executive Officer Severance Plan.

•Employment Eligibility Verification: This offer is contingent upon your ability to produce acceptable documents that establish identity and employment eligibility (U.S. Department of Justice Form I-9). The Company requires you to produce these documents on your first day of employment.

Please indicate your acceptance of these terms and conditions by signing below.

Should you have any questions, please feel free to call me. We look forward to having you join the AutoNation team!

Sincerely,	Accepted:
By: /s/ Coleman Edmunds	By: /s/ Lisa Esparza Date: 8/12/22
EVP and General Counsel	Lisa Esparza

cc: Mike Manley, Chief Executive Officer